As filed with the Securities and Exchange Commission on May 4, 2004.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

BANCTRUST FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Alabama	63-0909434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 St. Joseph Street

Mobile, Alabama 36602

(251) 431-7800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

F. Michael Johnson

Secretary and Chief Financial Officer

100 St. Joseph Street

Mobile, Alabama 36602

(251) 431-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Brooks P. Milling, Esq.

Hand Arendall, L.L.C.

P. O. Box 123

Mobile, Alabama 36601

(251) 432-5511

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $.01 Par	500,000 Shares	$17.24	$8,620,000	$1,092.15

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also registers such indeterminate number of additional shares as may be issuable under the Plan in connection with share splits, share dividends or similar transactions.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee and based, in accordance with Rule 457(c), upon the average of the high and low sale prices of the shares of the Registrant’s Common Stock as reported on The Nasdaq SmallCap Stock Market on April 27, 2004.

PROSPECTUS

BANCTRUST FINANCIAL GROUP, INC.

Dividend Reinvestment and Stock Purchase Plan

BancTrust Financial Group, Inc. is pleased to offer you the opportunity to participate in its Dividend Reinvestment and Stock Purchase Plan, a simple and convenient method of reinvesting cash dividends and making optional cash payments to purchase additional shares of BancTrust common stock. The Plan offers:

•	A simple, cost-effective method for purchasing shares of BancTrust common stock

•	A convenient way to increase your ownership over time by reinvesting dividends

•	The opportunity to buy additional shares through optional cash payments

•	Safekeeping of shares credited to your account

•	Optional safekeeping for a nominal fee of BancTrust certificates a participant chooses to deposit

•	A convenient means to sell your shares held in the Plan

This prospectus describes the way the Plan operates and provides other information about BancTrust. Registrar and Transfer Company, BancTrust’s stock transfer agent, has been appointed the administrator of the Plan. Additional information about the Plan may be obtained by contacting the Dividend Reinvestment Department of the plan administrator, toll-free at 1-800-368-5948. Customer service representatives are available to assist you between the hours of 8 a.m. and 7 p.m. Eastern Time, Monday through Friday.

This prospectus relates to the 500,000 shares of BancTrust common stock, par value $.01 per share, to be offered for purchase under the Plan registered by our registration statement that became effective May 4, 2004. Shares of BancTrust common stock are quoted on the Nasdaq SmallCap Stock Market under the symbol “BTFG.”

You should read this prospectus carefully and retain it for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 4, 2004.

THE COMPANY

BancTrust Financial Group, Inc. (“BancTrust” or the “Company”) is a registered bank holding company incorporated under Alabama law. BancTrust was originally incorporated as a Delaware corporation under the name Mobile National Corporation. In 1993, the Company changed its name to South Alabama Bancorporation, Inc. It operated under that name until May of 2002, when it changed its name to BancTrust Financial Group, Inc. In 1996, BancTrust changed its state of domicile from Delaware to Alabama. BancTrust’s subsidiaries have 25 offices in the Southern half of Alabama and 11 offices in Northwest Florida.

Our principal executive offices are located at 100 St. Joseph Street, Mobile, Alabama 36602, and our telephone number is (251) 431-7800.

FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

Some of the statements we make in this prospectus, including the documents incorporated by reference, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by reference to a future period or periods, by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “projects,” “goals,” “estimates,” “may,” “could,” “should,” “anticipates,” “potential,” “possible,” or similar terms or variations of these terms, or by discussions of strategy that involve risks and uncertainties. The Company cautions readers that forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated include, among others: (1) interest rate fluctuations; (2) changes in economic conditions; (3) effectiveness of the Company’s marketing efforts; (4) acquisitions and the integration of acquired businesses; (5) competition; (6) changes in technology; (7) changes in law; (8) changes in fiscal, monetary, regulatory and tax policy; (9) customers’ financial failures; (10) fluctuations in stock and bond markets; (11) the discretion of applicable regulatory authorities; (12) changes in political conditions; (13) war; (14) inflation; and (15) other risks and uncertainties listed from time to time in the Company’s public announcements and in its filings with the SEC. To access or obtain a copy of our SEC filings, see “Where You Can Find More Information” in this prospectus.

Because of their inherent uncertainty, you should not place undue reliance on forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of future events, new information or otherwise.

INFORMATION ABOUT THE PLAN

The following questions and answers explain the provisions of the Plan. Those holders of BancTrust common stock who do not wish to participate in the Plan will continue to receive cash dividends, if and when paid, by check.

What is the purpose of the Plan?

The Plan provides BancTrust shareholders with a simple and convenient way to increase their holdings of BancTrust common stock by reinvesting dividends or making optional cash payments from time to time to purchase additional shares.

Who is eligible to participate in the Plan?

All record holders of BancTrust common stock are eligible to participate in the Plan. Beneficial owners of BancTrust common stock whose shares are held in registered names other than their own, such as trustees, bank nominees or brokers, must arrange for the holder of record to participate in the Plan or have the shares transferred to their own names before enrolling in the Plan. Holders may participate with all or any part of shares of BancTrust common stock held of record in their names.

How do I enroll in the Plan?

You may enroll in the Plan by completing and signing an authorization form and returning it to the plan administrator. The authorization form accompanies this prospectus. Additional forms may be obtained by contacting the plan administrator.

As indicated on the authorization form, you are permitted to reinvest dividends on all, or any specified number if less than all, of the shares of BancTrust common stock registered in your name. You may also elect to invest optional cash payments. You may not invest optional cash payments unless you also participate in the dividend reinvestment feature of the Plan.

If your shares of BancTrust common stock are registered in the name of a bank, broker or other nominee, you must arrange for the registered holder to participate in the Plan or have shares transferred directly into your name to reinvest dividends or make optional cash payments.

What are my investment options?

Your investment options are as follows:

Dividend Reinvestment. You may elect to participate with respect to any or all of the shares of BancTrust common stock registered in your name. All dividends on shares held in your Plan account will be applied toward the purchase of more BancTrust shares.

Optional Cash Payments. If you have elected to reinvest your dividends, you may make optional cash payments from time to time to purchase additional shares of BancTrust common stock. Only shareholders who are reinvesting their dividends are eligible to make optional cash payments.

When can I enroll in the Plan?

You may enroll in the Plan at any time. If your authorization form is received by the plan administrator on or before the record date for a particular dividend, reinvestment will commence with that dividend payment. If the authorization form is received after the record date, the reinvestment of dividends through the Plan will begin with the next succeeding dividend. Authorization forms received on a Saturday, Sunday or holiday on which the main office of the plan administrator is closed will be considered received on the next succeeding business day.

May I deposit my existing stock certificates with the plan administrator?

Yes. You may deposit BancTrust certificates into your Plan account, avoiding cumbersome safekeeping requirements and the risk of losing your certificates. There is a $5.00 fee for each stock certificate deposited.

After I have enrolled in the Plan, may I change the number of participating shares?

Yes. If you decide to change the number of shares for which you desire to have the dividends reinvested, you must sign and return a new authorization form to the plan administrator.

Who is the plan administrator?

Registrar and Transfer Company, BancTrust’s stock transfer agent, administers the Plan for participants, keeps records, sends quarterly statements of account to participants in the Plan and performs other duties relating to the Plan. Correspondence and authorization forms should be sent to the plan administrator at the following address:

Registrar and Transfer Company

Attention: Dividend Reinvestment Department

P.O. Box 664

Cranford, New Jersey 07016

You may reach the plan administrator by telephone at 1-800-368-5948 between the hours of 8 a.m. and 7 p.m. Eastern Time, Monday through Friday, to speak with a customer service representative.

What is the source of BancTrust common stock offered under the Plan?

Shares of BancTrust common stock that may be purchased under the Plan may be either original issue shares sold to the plan administrator by BancTrust from its authorized but unissued shares of common stock or open market shares purchased on behalf of the Plan by the plan administrator or, if the plan administrator has appointed an agent, the agent, on any securities exchange on which BancTrust common stock is traded, in the over-the-counter market, or in negotiated transactions. BancTrust currently intends to direct the plan administrator or the agent to purchase shares for the Plan from BancTrust, but reserves the right, in its sole discretion, to direct the plan administrator at any time and from time to time to purchase shares on the open market. BancTrust common stock is quoted on the Nasdaq SmallCap Stock Market under the symbol “BTFG.”

Are there any fees or expenses associated with participating in the Plan?

You will not incur any fees for brokerage commissions for purchases of original issue shares made under the Plan. Your account in the Plan will be charged with your pro rata share of brokerage commissions incurred in open market purchases for Plan accounts. Your share of brokerage commissions may be less, however, than you might individually incur because the plan administrator or agent will buy shares in volume and pass commission savings on to the participants. You will pay a $5.00 fee for each BancTrust certificate deposited with the plan administrator for safekeeping. You will pay a $15.00 per sale fee, plus applicable brokerage commission if any, if the plan administrator sells shares in the Plan for you. You will pay a $10.00 fee for withdrawal of certificated shares from the Plan. As currently administered, no other fees or service charges are imposed upon participants in connection with purchases under the Plan. BancTrust will pay all costs of administering the Plan. See “How may I discontinue my participation in the Plan?” below for a discussion of expenses associated with liquidating fractional shares.

When will shares of BancTrust common stock be purchased under the Plan?

Dividend Reinvestment. Purchases of newly issued shares directly from BancTrust will be made on the dividend payment date. Depending on availability of shares of BancTrust common stock, open market purchases will be made on the dividend payment date or as soon as practicable thereafter by the plan administrator or, if an agent has been appointed by the plan administrator, the agent. BancTrust currently intends to direct the plan administrator or the agent to purchase shares for the Plan from the Company. However, BancTrust’s Board of Directors may instruct the administrator to purchase shares for Plan accounts on the open market.

Optional Cash Payments. Optional cash payments will be invested in shares of BancTrust common stock at least quarterly in conjunction with the dividend reinvestment.

The plan administrator or the agent will make every reasonable effort to reinvest all dividends promptly after receipt and in no event later than 30 days after receipt, except where, in the opinion of the plan administrator’s counsel, such investments are restricted by any applicable state or federal securities laws.

How is my purchase price determined?

All cash dividends and optional cash payments will be commingled and applied to the purchase of shares of BancTrust common stock. The purchase price for original issue shares will be equal to 100% of the fair market value of shares of BancTrust common stock on the dividend payment date on which the shares are purchased. For purposes of the Plan, “fair market value” means the average of the closing sale price of BancTrust common stock as reported by the Nasdaq SmallCap Stock Market over the three most recent trading days on which sales of BancTrust were reported prior to the dividend payment date. If the BancTrust common stock is not quoted on the Nasdaq SmallCap Stock Market or listed on a national securities exchange, the fair market value of the shares will be determined in good faith by the BancTrust board of directors, taking into consideration the financial condition of BancTrust and its operating results, values of publicly traded securities of other financial institutions and other factors the board deems relevant. The purchase price for open market shares will be the price paid by the plan administrator or agent for such shares, plus any brokerage commission and any other fees or expenses charged by the broker-dealer(s) involved in the purchase or purchases.

The purchase price for each share will be equal to the aggregate purchase price paid by the plan administrator or agent for all shares purchased, including any brokerage commissions, divided by the total number of shares purchased.

How many shares of BancTrust common stock will be purchased for my account?

The number of shares to be purchased for your account depends on the amount of your reinvested dividends and optional cash payments and the purchase price of the shares purchased pursuant to the Plan with respect to a single dividend payment. Your account will be credited with that number of shares, including fractional shares computed to four decimal places, equal to the total amount to be invested, divided by the purchase price per share.

Will I receive stock certificates for shares purchased under the Plan?

Certificates for shares of BancTrust common stock purchased under the Plan will not be issued as a matter of course. The plan administrator will hold all shares purchased in the name of one of its nominees. The number of shares purchased for your account will be shown on your quarterly statement of account. This feature protects against loss, theft or destruction of stock certificates. However, certificates for any number of whole shares credited to your account will be issued to you upon your written request to the plan administrator. Stock certificates will not be issued for fractional shares.

Receiving stock certificates for shares held in your account will not affect the reinvestment of dividends on the shares evidenced by those certificates unless you elect to terminate or withdraw your participation in the Plan with respect to those shares. Dividends on all shares for which you have elected to participate in the Plan will continue to be reinvested, regardless of whether the shares are held in your Plan account or by you in the form of a stock certificate.

May I make optional cash payments and, if so, when?

If you have elected to reinvest your dividends, you are eligible to make optional cash payments to purchase additional shares of BancTrust common stock. The plan administrator will apply any optional cash payment received from you not less than 5 business days or more than 30 calendar days before a dividend payment date to the purchase of shares for your account with respect to that dividend payment date. The plan administrator will promptly return to you any optional cash payment received less than 5 business days or more than 30 calendar days prior to a dividend payment date.

Prior to the first dividend payment date after you enroll in the Plan, you may make an initial optional cash payment within the specified time limits by completing and returning to the plan administrator an authorization form and enclosing with it a personal check drawn on a U.S. bank made payable in U.S. dollars to “Registrar and Transfer Company,” with “BancTrust Dividend Reinvestment Plan” in the “Memo” field. Additional authorization forms may be obtained by sending a written request to the plan administrator. After the first dividend payment date following your enrollment in the Plan, you may make optional cash payments within the specified time limits during any quarter by sending your check or money order made payable as described above to the plan administrator together with the stock purchase form attached to the detailed quarterly statement you receive after your initial dividend payment has been reinvested. You must include your Plan account number on your check or money order and in any other correspondence with respect to the Plan. You may, by written request to the plan administrator, obtain the return of any optional cash payment up to 48 hours prior to the dividend payment date.

Pending investment, all optional cash payments will be held in a non-interest-bearing account maintained by the plan administrator. Accordingly, you may wish to delay transmitting your optional cash payments until shortly before the dividend payment date while still allowing enough time for the plan administrator to receive your funds 5 business days prior to such date.

Are there any limits on my making optional cash payments?

The option to make cash payments is available to you at any time not less than 5 business days or more than 30 calendar days prior to any dividend payment date in any quarter, provided the plan administrator receives your payment during such period. The plan administrator will promptly return to you any payments that are received less than 5 business days or more than 30 calendar days prior to the dividend payment date. The same amount of money need not be invested each quarter, and there is no obligation to make an optional cash payment in any quarter. An optional cash payment may not be in an amount less than $100, and all optional cash payments by you or on your behalf in any calendar quarter may not exceed $2,000 in the aggregate.

What reports will I receive?

You will receive a statement of account at the end of each quarter in which there has been a transaction that has affected your Plan account. The statement will include information describing each transaction. Specifically, it will include information as to dividends credited to you, optional cash payments received from you, amounts invested for you, costs of purchases, number of shares purchased (including fractional shares), total number of shares held for you and other information for the year to date. You will receive a December statement, which will, in addition to serving as that quarter’s activity report, serve as that year’s annual statement of account. The December statement of account will provide records that can be used for your reporting purposes.

Will I be credited with dividends on shares held in my account under the Plan?

Yes. The plan administrator will receive dividends for all Plan shares held by you or by the Plan on your behalf on the dividend record date and will credit those dividends to your account on the basis of whole shares and fractional shares credited to your account. These dividends will be automatically reinvested in additional shares of BancTrust common stock.

How may I discontinue my participation in the Plan?

You may discontinue the reinvestment of dividends under the Plan by notifying the plan administrator in writing. The plan administrator must receive your termination notice at least five business days before a dividend record date to be effective as to dividends paid for such record date. Any termination notice received less than five business days prior to a dividend record date will not be effective until dividends paid for such record date have been reinvested. Upon discontinuation, you will receive a stock certificate for all whole shares credited to your Plan account. Any fractional shares held in your account will be liquidated and a check for the proceeds, less brokerage commissions and transfer taxes, if any, incurred in liquidating the shares will be mailed directly to you by the plan administrator. The price for fractional shares will be determined by the plan administrator by either: a) selling shares on the open market through an unaffiliated, registered broker-dealer; or b) using the closing price for BancTrust common stock on the Nasdaq SmallCap Stock Market on the date of the request. If you discontinue the reinvestment of dividends under the Plan, then you will no longer be eligible to make optional cash payments to purchase additional shares of BancTrust common stock under the Plan.

How may I withdraw shares purchased under the Plan?

You may withdraw some of your shares from your Plan account by notifying the plan administrator in writing to that effect and specifying in the notice the number of Plan shares to be withdrawn. Certificates for whole shares of common stock so withdrawn will be registered in your name and will be issued to you. No certificates for fractional shares will be issued. Any notice of withdrawal received by the plan administrator less than five business days before a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares credited to your account. A $10.00 fee will be charged to your Plan account for certificate withdrawal.

Alternatively, you may request that the plan administrator sell for you some or all of your shares held by the Plan. The plan administrator will sell shares for you through a registered broker-dealer selected by the plan administrator in its sole discretion. All broker-dealers used by the plan administrator for these sales will be independent of, and not affiliated with, the plan administrator. If you request that the plan administrator arrange for the sale of your shares, you will be charged a fee of $15.00 and the brokerage commissions, if any, charged by the broker-dealer selected by the plan administrator. These amounts will be deducted from the cash proceeds paid to you. The amount of the commission will vary depending upon the broker-dealer selected and other factors. Shares being sold for you may be aggregated with those of other Plan participants who have requested sales. In that case, you will receive proceeds based on the average sale price of all shares sold, less your pro rata share of brokerage commissions and other costs of sale. If the proceeds of sale are insufficient to cover the transaction fee, you will not receive a check, but you will not be billed any additional amount. Participants cannot set any price limits or other restrictions for the sales.

If all shares held for you in the Plan are sold, your Plan participation will be terminated.

When will shares of common stock be sold?

If you request the sale of shares held by the Plan for you, the plan administrator will sell such shares as soon as practicable after receipt of your written request. Payment will be made by check and mailed to you as soon as practicable after the sale.

The plan administrator will use its best efforts to sell your shares on the open market within ten (10) business days after receipt of written instructions from you to such effect or as soon as otherwise practicable. There can be no assurances with respect to the ability of the plan administrator to sell your shares or the price, timing, or terms on which a sale may be made. BancTrust and the plan administrator have no obligation under the Plan, and assume no responsibility to purchase full shares credited to your Plan account if such shares cannot be sold by the plan administrator.

What happens to the shares held in my Plan account if all of the shares registered in my name are transferred or sold?

If you dispose of all shares of BancTrust common stock held of record by you, the plan administrator will, unless you also withdraw or sell all shares held in your account in the Plan, continue to reinvest the dividends on the shares held in your Plan account.

May I sell, assign, transfer or pledge shares held in my Plan account?

No. You cannot sell, assign, transfer or pledge shares credited to your Plan account for any purpose unless you have first requested certificates for such shares. See “Will I receive stock certificates for shares purchased under the Plan?” above for how to obtain stock certificates for Plan shares.

What if BancTrust issues a stock dividend or declares a stock split?

Your Plan account will be credited with the appropriate number of whole and fractional shares of BancTrust common stock on the dividend payment date. In addition, the maximum number of shares of common stock available for issuance under the Plan will be proportionately adjusted following a stock dividend or stock split.

What happens if BancTrust has a rights offering?

In the event BancTrust makes available to its shareholders rights to purchase additional shares or other securities, the plan administrator will sell all rights accruing to shares held by the Plan if a purchaser can be located. The proceeds will be combined with any other of your account funds for reinvestment in connection with the dividend payment date on which shares of BancTrust common stock are to be purchased. These proceeds will be treated as if they were optional cash payments. If you wish to exercise any such rights, you must send a written request to the plan administrator asking that certificates for the whole shares held in your Plan account be sent to you. This request must be received at least five business days in advance of the record date for the rights offering.

How do I vote my Plan shares at a meeting of shareholders?

If you vote the shares of BancTrust common stock registered in your name at a meeting of BancTrust shareholders, all of the shares credited to your Plan account will be automatically added to the shares registered in your name and voted in the same manner. If you elect not to vote in person at the meeting, a proxy for shares held in your Plan account will be furnished to you upon your written request received by the plan administrator at least 10 business days before the date of the shareholders’ meeting.

May the Plan be changed or discontinued?

Yes. BancTrust may suspend, modify or terminate the Plan at any time. You will be notified of any such suspension, modification or termination. Upon termination of the Plan, the plan administrator will mail to you any optional cash payments received but not invested, a stock certificate for whole shares credited to your Plan account and a check for the proceeds, less brokerage commissions and transfer taxes, if any, from the liquidation of any fractional shares. The liquidation value of any fractional shares will be their “fair market value,” as determined under the Plan. See “How may I discontinue my participation in the Plan?” above for the method of determining the price for fractional shares.

Who interprets the Plan?

BancTrust will determine any question of interpretation arising under the Plan and our determination will be final. The BancTrust board of directors may make any other determinations necessary or advisable for the administration of the Plan.

What are the responsibilities of the plan administrator and BancTrust under the Plan?

The plan administrator receives the participants’ dividend payments and optional cash payments, invests such amounts in shares of BancTrust common stock, maintains continuing records of each participant’s account and advises participants as to all transactions in and the status of their Plan accounts. The plan administrator acts in the capacity of agent for the participants. The plan administrator may also appoint a third party, such as another banking institution, to make purchases on behalf of the participants.

All notices from the plan administrator to a participant will be addressed to the participant’s last address of record with the plan administrator. The mailing of a notice to a participant’s last address of record satisfies the plan administrator’s duty of giving notice to a participant. You should therefore promptly notify the plan administrator of any change of address.

Neither BancTrust nor the plan administrator will have any responsibility beyond the exercise of ordinary care for any reasonable and prudent actions taken or omitted pursuant to the Plan, including, without limitation, any claim for liability arising out of failure to terminate a participant’s account upon the participant’s death or adjudicated incompetence prior to receiving written notice of death or adjudicated incompetence. BancTrust and the plan administrator have no duties, responsibilities or liabilities except as expressly set forth in the Plan.

BancTrust and the plan administrator provide no advice and make no recommendation about your purchases and sales of BancTrust common stock. Your decision to purchase or sell shares of BancTrust common stock must be made by you based upon your own research and judgment. You should recognize that neither BancTrust nor the plan administrator can assure you of a profit or protect you against a loss on shares purchased through the Plan.

FEDERAL INCOME TAX CONSEQUENCES

BancTrust believes that the following is an accurate summary of the principal U.S. federal income tax consequences if you are a U.S. citizen or resident participating in the Plan:

•	Your dividends reinvested under the Plan are treated for federal income tax purposes as cash received by you on the dividend payment date even though the dividends are used to purchase additional shares.

•	Your holding period for shares acquired pursuant to the Plan will begin on the day after shares are allocated to your account.

•	The tax basis of shares purchased on the open market through the Plan will be the amount you paid for the shares through the reinvestment of dividends or by optional cash payments plus the amount of brokerage commissions paid by you on the purchase of those shares. The tax basis of shares purchased directly from BancTrust will be the amount you paid for the shares through the reinvestment of dividends or by optional cash payments. You should retain your account statements in your records so that you are able to determine the tax basis for shares purchased under the Plan.

•	Upon a sale of either a portion or all of your shares purchased through the Plan, you will realize a gain or loss based on the difference between the net sale proceeds you receive and your tax basis in the shares sold, including any fractional shares.

The above is only a brief summary based upon current tax regulations, which are subject to change from time to time, and does not reflect every possible situation that could result from your participation in the Plan. The above rules may not apply to certain participants in the Plan, such as tax-exempt entities and foreign shareholders. You are urged to consult your own tax advisor to determine the particular federal, state and local tax consequences that may result from your participation in the Plan and the subsequent disposition of shares of BancTrust common stock purchased under the Plan.

The plan administrator will comply with all applicable Internal Revenue Service requirements concerning the filing of information returns for dividends credited to your Plan account. This information will be provided to you by a duplicate of the return or in a final statement of account for each calendar year.

If you fail to provide a taxpayer identification number, the plan administrator must withhold tax from the amount of any dividends paid on your shares of BancTrust common stock and from any proceeds arising from your sale of BancTrust common stock held in your Plan account. The amount of the tax withheld is determined under the Internal Revenue Code or applicable state tax laws or both. You may be exempt from this withholding requirement if appropriate documentation regarding your tax situation has been received by the plan administrator.

If you do not reside in the United States, income tax consequences may vary from jurisdiction to jurisdiction. If you are a foreign shareholder whose dividends are subject to U.S. income tax withholding, the appropriate amount will be withheld. Any balance of your earned dividend after applicable tax withholding will be used to purchase additional shares.

The Jobs and Growth Tax Relief Reconciliation Act of 2003, enacted on May 28, 2003, reduces the maximum rate of tax imposed on most dividends received by individuals in the higher marginal income tax brackets to 15% (5% for individuals in the lower tax brackets and 0% for these taxpayers in 2008). This provision applies to dividends received in taxable years beginning after December 31, 2002 and before January 1, 2009. To be eligible for the reduced rate, an individual shareholder must own our common stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date. Further, if an individual receives an “extraordinary dividend” within the meaning of Section 1059 of the Internal Revenue Code (a dividend which equals or exceeds 10% of the individual’s tax basis in our common stock) that is eligible for the reduced rate, any loss on a subsequent sale of the stock with respect to which that dividend was made is treated as a long-term capital loss to the extent of that dividend. For purposes of determining the amount of a taxpayer’s deductible investment interest expense, a dividend is treated as investment income only if the individual elects to treat the dividend as not eligible for the reduced rate. For sales and exchanges of capital assets on or after May 6, 2003 and before January 1, 2009, the statute also reduces the top individual tax rate on adjusted net capital gains from 20% (10% for individuals in the lower tax brackets) to 15% (5% for individuals in the lower tax brackets and 0% for these taxpayers in 2008). You should consult your tax advisor regarding the specific tax consequences to you that may result from the Jobs and Growth Tax Relief Reconciliation Act.

IMPORTANT CONSIDERATIONS

The Plan is intended to provide a useful service for BancTrust shareholders. We are not recommending that you buy or sell BancTrust common stock. You should use the Plan only after you have independently researched your investment decision.

The value of BancTrust common stock may go up or down from time to time. Plan accounts are not insured by the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation, or anyone else.

The Plan does not have any effect on the dividend policy of BancTrust, which is subject to the discretion of BancTrust’s board of directors. There can be no assurance as to the declaration of future dividends, or the rate at which dividends may be paid, since they necessarily depend upon BancTrust’s future earnings, financial requirements and other factors.

USE OF PROCEEDS

The net proceeds from the sale of any newly issued shares of common stock offered pursuant to the Plan will be used for general corporate purposes, including investments in our subsidiaries. We will not receive any proceeds from shares acquired by the plan administrator in the open market. BancTrust may engage, in the future, in additional financings to increase its capital and for other general corporate purposes.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of such documents by mail from the SEC’s Public Reference Room at prescribed rates. You can obtain information about the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy statements and other information regarding BancTrust and other companies. Additional information about BancTrust is also available at its website, http://www.banctrustfinancialgroupinc.com.

The SEC allows us to “incorporate by reference” the information we file with them into this prospectus. This means that we can disclose important information to you by referring you to documents that are on file with the SEC. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus.

Annual report on Form 10-K for the fiscal year ended December 31, 2003.

Current reports on Form 8-K dated January 9, 2004 and February 13, 2004.

The description of BancTrust common stock contained in BancTrust’s Registration Statement on Form S-1, and all amendments and reports filed for the purpose of updating such description.

You may request a copy of these documents at no cost by writing or telephoning:

BancTrust Financial Group, Inc.

Secretary

100 St. Joseph Street

Mobile,	Alabama 36602
Telephone:	(251) 431-7800

We will send you the documents incorporated by reference without charge, excluding exhibits, unless we have specifically incorporated the exhibit by reference in this prospectus.

You should rely only on the information provided in or incorporated by reference (and not later changed) in this prospectus. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document. We are not making an offer of any securities in any state or country where the offer is not permitted.

EXPERTS

The consolidated financial statements of BancTrust and its subsidiaries as of December 31, 2003 and 2002, and for each of the years in the two-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of the said firm as experts in accounting and auditing. The audit report of KPMG LLP covering the December 31, 2002 consolidated financial statements refers to the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by BancTrust as of January 1, 2002.

This prospectus and the registration statement of which it is a part incorporate by reference certain documents previously filed by BancTrust, including its Report on Form 10-K for the year ended December 31, 2003. That Report on Form 10-K included Arthur Andersen LLP’s audit report with respect to BancTrust’s financial statements as of December 31, 2001 and for the year ended December 31, 2001.

Section 11(a) of the Securities Act of 1933, as amended, provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

On July 23, 2002, BancTrust named KPMG LLP as its independent auditor, replacing Arthur Andersen LLP. After reasonable efforts, BancTrust has been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into this prospectus and the registration statement of Arthur Andersen’s audit report with respect to BancTrust’s financial statements as of December 31, 2001, and for the year then ended, included in BancTrust’s Report on Form 10-K for the year ended December 31, 2001.

Under these circumstances, Rule 437a of the Securities Act permits BancTrust Financial Group to file this prospectus and the registration statement, which incorporate by reference BancTrust’s Report on Form 10-K for the year ended December 31, 2003, without a written consent from Arthur Andersen LLP. However, as a result, Arthur Andersen LLP may not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, individuals, their successors or assigns may be unable to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act with respect to such financials.

LEGAL OPINION

Hand Arendall, L.L.C., counsel to BancTrust, will pass upon the validity of the shares of BancTrust common stock to be issued by BancTrust pursuant to the Plan. Lawyers in that firm own approximately 200,000 shares of BancTrust common stock.

INDEMNIFICATION

The Articles of Incorporation of the Company, as well as the Alabama Business Corporation Act, contain provisions providing for the indemnification of the Directors and Officers of the Company against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to Directors, Officers and Controlling Persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses in connection with the sale and distribution of the common stock being registered. All amounts shown are estimates, except the Securities and Exchange Commission’s registration fee.

Securities and Exchange Commission registration fee	$1,092

Printing and mailing expenses	5,000

Fees and expenses of Company counsel	12,500

Accounting and related expenses	4,500

Blue sky fees and expenses	5,000

Miscellaneous	2,500

Total fees and expenses	$30,592

Item 15. Indemnification of Directors and Officers

Consistent with Division E of Article 8 of the Alabama Business Corporation Act (the “ABCA”), Article 11 of BancTrust’s Articles of Incorporation (“Article 11”) provides that BancTrust will indemnify its directors and officers against reasonable expenses, judgments, fines and amounts paid in settlement in connection with any claim, action, suit or proceeding based on such person’s status as a director or officer of the corporation, provided such person acted in good faith and in a manner reasonably believed to be in or, if not acting in such person’s official capacity, not opposed to the best interests of BancTrust. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in the case of an action by or in the right of the corporation against a director or officer where the director or officer has been adjudged to be liable to BancTrust, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

Under Article 11, BancTrust may advance expenses in defending a civil or criminal claim, action, suit or proceeding to a director or officer seeking indemnification, provided such director or officer provides a written affirmation of a good faith belief that he has met the standard of conduct required under Article 11, and provided that such director or officer provides an undertaking as an unlimited general obligation by or on behalf of the director or officer to repay such amount if and to the extent that it shall be ultimately determined that he is not entitled to be indemnified by BancTrust. Furthermore, those responsible for making the determination of whether or not indemnification is proper must determine that the facts then known to them would not preclude indemnification under Article 11.

Under Article 11, BancTrust may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of BancTrust, or is or was serving at the request of BancTrust as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him in any such capacity or arising out of his status as such, whether or not BancTrust had the power to indemnify such person against such liability under the provisions of Article 11.

Pursuant to a policy of liability insurance with St. Paul Mercury Insurance Company having a $4,000,000 directors’ and officers’ liability limit per year, the directors and officers of BancTrust are insured, subject to the limits, retentions, exceptions and other terms and conditions of the policy, against liability for any actual or alleged error, omission, act, misstatement, misleading statement or breach of duty actually or allegedly committed or attempted by a director or officer, or any matter claimed against a director or officer solely by reason of such person being a director or officer of BancTrust. The policy also has a $2,000,000 Trust Errors and Omissions limit per year, wherein directors and officers are indemnified for any actual or alleged error, omission, act or breach of duty while acting solely in the capacity of (among other things) personal representative of an estate, trustee, conservator, attorney in fact, escrow agent, registrar, tax withholding agent, trustee under bond indenture, fiduciary under an employee benefit plan or trust or a trustee exercising any fiduciary powers permitted by law.

Item 16. Exhibits

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of BancTrust Financial Group, Inc., filed as Exhibit (3).6 to BancTrust’s Annual Report on Form 10-K for the year ended December 31, 2003 (No. 0-15423) are incorporated herein by reference.

4.2	Bylaws of SAB Newco, Inc. filed as Exhibit (3).3 to the registrant’s annual report on 10-K for the year ended 1996 (No. 0-15423), are incorporated herein by reference.

4.3	Specimen of Common Stock Certificate of South Alabama Bancorporation, Inc., filed as Exhibit (4).4 to the registrant’s annual report on 10-K for the year ended 1996 (No. 0-15423), is incorporated herein by reference.

5.1	Opinion of Hand Arendall, L.L.C. regarding legality of securities being registered

23.1	Consent of KPMG LLP

23.2	Consent of Hand Arendall, L.L.C. (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement)

99.1	Shareholder Authorization Form

99.2	Letter to Shareholders

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (i) and (ii) of this section 1 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mobile, State of Alabama, on April 30, 2004.

BANCTRUST FINANCIAL GROUP, INC.

By:	/s/ W. BIBB LAMAR, JR.

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated below. By so signing, each of the undersigned, in his capacity as a director or officer, or both, as the case may be, of BancTrust, does hereby appoint F. Michael Johnson and Brooks P. Milling, and each of them severally, his true and lawful attorney to execute in his name, place and stead, in his capacity as a director or officer, or both, as the case may be, of BancTrust, any and all amendments to this Registration Statement and post-effective amendments thereto and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission. Each of said attorneys shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully, and for all intents and purposes, as each of the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of said attorneys and each of them.

Signatures	Title	Date

(1) Principal Executive Officer

/s/ W. BIBB LAMAR, JR. W. Bibb Lamar, Jr.	President and Chief Executive Officer	April 30, 2004

(2) & (3) Principal Financial and Accounting Officer

/s/ F. MICHAEL JOHNSON F. Michael Johnson	Chief Financial Officer and Secretary	April 30, 2004

(4) Directors

James R. Balkcom, Jr.	Director

/s/ JOHN B. BARNETT, III John B. Barnett, III	Director	May 3, 2004

/s/ STEPHEN G. CRAWFORD Stephen G. Crawford	Director	May 3, 2004

/s/ HANIEL F. CROFT Haniel F. Croft	Director	May 3, 2004

/s/ DAVID C. DE LANEY David C. De Laney	Director	May 3, 2004

Robert M. Dixon	Director

S-1

Signatures	Title	Date

Greg B. Faison	Director

James A. Faulkner	Director

/s/ BROOX G. GARRETT, JR. Broox G. Garrett, Jr.	Director	May 3, 2004

W. Dwight Harrigan	Director

James P. Hayes, Jr.	Director

/s/ CLIFTON C. INGE Clifton C. Inge	Director	May 3, 2004

/s/ W. BIBB LAMAR, JR. W. Bibb Lamar, Jr.	Director	April 30, 2004

/s/ JOHN H. LEWIS, JR. John H. Lewis, Jr.	Director	May 3, 2004

/s/ STRATTON F. LEWIS, JR. Stratton F. Lewis, Jr.	Director	May 3, 2004

Thomas E. McMillan, Jr.	Director

J. Richard Miller, III	Director

/s/ HARRIS V. MORRISSETTE Harris V. Morrissette	Director	May 3, 2004

/s/ J. STEPHEN NELSON J. Stephen Nelson	Director	May 3, 2004

Paul D. Owens, Jr.	Director

Dennis A. Wallace	Director

/s/ EARL H. WEAVER Earl H. Weaver	Director	May 4, 2004

S-2

EXHIBIT INDEX

Exhibit 5.1 – Opinion of Hand Arendall, L.L.C.

Exhibit 23.1 – Consent of KPMG LLP

Exhibit 99.1 – Form of Shareholder Authorization Card

Exhibit 99.2 – Letter to Shareholders